Exhibit 10.05 Letter of Understanding

LICENSE AGREEMENT

  This agreement evidences the terms and conditions on which POWERBALL Technologies LLC, a Utah limited liability company, located at 2095 West 2200 South, West Valley City, Utah (hereinafter referred to as "POWERBALL") will grant to OMEGA DYNAMICS, INC., a Delaware corporation, located at P.O. Box 6243, North Logan, Utah 84341, (hereinafter referred to as "OMEGA") a worldwide exclusive license to POWERBALL'S PATENTED PELLETIZED HYDRIDE, HYDROGEN GENERATING SYSTEM (Powerball System) a copy of the Patent attached, subject to the terms and conditions set forth herein.

Type of Transaction: Omega agrees to purchase and Powerball agrees to sell under the terms and conditions of this agreement an exclusive, world wide license of POWERBALL'S patented technology of a pelletized hydride, hydrogen generating system integrated and in conjunction with electric generated fuel cell system, except as limited herein. The license shall not grant to OMEGA rights regarding Proton Exchange Membrane based fuel cell electric generating systems for any applications sold to General Motors, Daimler Chrysler, Ford Motor Company, Toyota, Nissan, Honda, Ballard, or any of their subsidiaries or affiliates.

Purchase Price: The Purchase Price shall be paid by Omega to Powerball for this license as follows:

   a. Five hundred thousand dollars ($500,000.00) to be placed in a special account to be released by Omega at its sole discretion. The amounts in the account are to be used to build an integrated fuel cell system working in conjunction with Pelletized Hydride, Hydrogen Generating System (Powerball System) and to integrate that system into an electric powered vehicle and thereafter to drive the vehicle across the United States for the purpose of advertizing Omega's integrated fuel cell system technology and the Powerball System. Omega agrees to provide prominent advertising of the Powerball System as it relates to the electric vehicle both physically on the vehicle and in press releases, news statements, etc. relating to the vehicle.

   b. Any technological improvements and or enhancements that are developed as a direct result of this join effort will be the sole property of Omega.

   c. The sum of One Million Dollars ($1,000,000.00) to paid to Powerball (Twenty Five Thousand ($25,000) at the signing of this Agreement, an additional Seventy Five Thousand ($75,000) within 10 days of signing, and an additional One Hundred and Fifty Thousand ($150,000 within 30 days of signing with the remaining funds to be paid at a rate of one half (1/1) of all funds raised by Omega up to and until the funding requirements are met. The entire One Million Dollars ($1,000,000.00) must be paid on or before February 1, 2000.

   d. Powerball shall have the full right to determine the use of the One Million Dollars ($1,000,000.00), however its present intent is to build a manufacturing plant to produce Powerballs and to build a refueling station in order to transport the Powerballs and to build a refueling station in order to transport the Powerballs from the manufacturing plant to the various applications. Powerball agrees that they will make use of enough of the funds to produce sufficient Pelletized Hyride (pellets) at a 'Reasonable Cost' to fill Omega's needs. If Powerball fails to produce sufficient Pellets, Omega shall have the right to produce the Pellets in a quantity to satisfy their requirements. 'Reasonable Cost' shall be defined as it is used in this

Agreement as 'Cost of manufacture plus a reasonable mutually agreed to profit'. Omega agrees they will stay actively involved to the satisfaction of both parties to develop the integration of the Powerball Systems with fuel cells.
   e. Omega agrees to assume the obligation of Natex to pay Powerball Industries, Inc., the royalty as specifically set forth in that certain Assignment of Exclusive License Agreement and Exclusive License Agreement, copies of which are attached hereto.

   f. Powerball agrees to pay Omega a One percent gross royalty (1%) of any and all sales of the Powerball System to General Motors, Daimler Chrysler, Ford Motor Company, Toyota, Nissan, Honda or any of their subsidiaries or affiliates.

   g. Omega and Powerball agree to share on a fifty/fifty basis the net profit sales for any Powerball Systems to any and all Governments worldwide. (Net profit to be mutually agreed upon by the parties).

   h. Powerball agrees that they will not enter into any agreement, partnership and or development contract with any other company or entity for the purpose of marketing and or manufacturing a system that could be construed as competitive to the Powerball system as outlined in this agreement.

   Representations and Warranties: Powerball and Omega shall make customary representations as to organization and to authorization, execution, delivery and enforceability of the documents, and such other representations and warranties as are customary or as shall reasonably be requested by any parties thereto. The parties shall undertake to indemnify and hold one another harmless from any loss occasioned by any inaccuracy in the representations and warranties as set forth in the Definitive Agreement to the date of closing.

   Encumbrances: Powerball shall grant the license free and clear of all liens and encumbrances.

   Regulatory Approval: Any and all filings necessary to be made with any regulatory agencies shall be made by Omega and Powerball.

   Accessed Information: Powerball and Omega agree that, on a confidential basis to each other, its legal counsel, accountants, consultants and other representatives ("Representatives") access to, and the right to inspect their respective corporate and financial business records and the patented technology owned by Powerball.

   Definitive Agreement: Powerball and Omega agree that a more comprehensive agreement may be developed embodying the terms and conditions in this agreement (the "Definitive Agreement") and containing such representations, warranties, covenants and conditions as shall be agreed upon between Powerball and Omega.

Confidentiality:  Public Disclosures

   Omega and Powerball agree that the integration of the Powerball Systems with Electric Generating Fuel Cells shall be held mutually confidential during the research and development stage.

   Conditions to Closing: the closing shall be conditioned upon (I) Powerball and Omega executing the Definitive Agreement; (II) the absence of an order of relief having been entered against any of the parties under the Federal Bankruptcy Law; (III) all material, federal, state and local government approvals required by reason of the transactions set forth herein begin obtained, or reasonably obtainable.

   WHEREFORE, the parties have executed this License Agreement effective the date and day set forth herein above:

                           POWERBALL TECHNOLOGIES, LLC, a Utah limited
                           Liability company


                           By-------------------------------------------
                           (Its Managing Representative)


                           OMEGA DYNAMICS, INC., a Delaware Corporation


                           By-------------------------------------------
                       (Its President)